Exhibit 10.122

Loan and Security Agreement

by and between

_____________________________________________

I.C. Isaacs & Company, L.P.

“Borrower”

and

Wachovia Bank, National Association

“Bank”

Dated: December 30, 2004

TABLE OF CONTENTS

1. Definitions	1
1.1 Defined Terms:	1
1.2 Financial Terms	15
2. The Credit Facility; Letters of Credit; Interest and Fees	15
2.1 The Credit Facility	15
2.1.1 Revolver Commitment	15
be Prime Rate Loans or LIBOR Loans	15
2.1.2 Revolver Note	15
2.2 Collections Account	15
2.2.1 Collections Account	15
2.2.2 Power of Attorney	15
2.2.3 Application of Payments	16
2.2.4 Interest	16
2.2.5 Adjustment of Interest Rate	16
2.3 Indemnification	17
2.4 Interest Rate Adjustments	17
2.4.1 Prime Rate Loan	17
2.4.2 LIBOR Loan	17
2.5 Notice and Manner of Borrowing and Rate Conversion	17
2.5.1 Revolver Loans	17
2.5.2 Additional Provisions for Requests for Revolver Loans	18
2.5.3 Excess Outstandings	19
2.6 Repayment of Loans	19
2.6.1 Repayment of Revolver Loans	19
2.7 Additional Payment Provisions	19
2.7.1 Payment of Other Obligations	19
2.7.2 Authorization to Debit	19
2.7.3 Time and Location of Payment	20
2.7.4 Late Charge	20
2.7.5 Excess Over Borrowing Base	20
2.7.6 Swaps Are Independent	20
2.7.7 Capital Requirements	20
2.8 Default Rate	20
2.9 Calculation of Interest	20
2.10 Letters of Credit	21
2.10.1 Issuance of Letters of Credit	21
2.10.2 Law Governing Letter of Credit	21
2.10.3 Fees	21
2.10.4 Facility Fee	21
2.10.5 Commitment Fee	21
2.10.6 Letter of Credit Fees	22
2.11 Statement of Account	22
2.12 Termination	22
2.13 USA Patriot Act Notice	22

3. Conditions Precedent to Extensions of Credit	22
3.1 Conditions Precedent to Initial Loan	22
3.1.1 Loan Documents	22
3.1.2 Supporting Documents and Other Conditions	22
3.2 Conditions Precedent to Each Revolver Loan	24
3.2.1 Notice of Borrowing	24
3.2.2 No Default	24
3.2.3 Correctness of Representations	24
3.2.4 No Adverse Change	24
3.2.5 Limitations Not Exceeded	24
3.2.6 No Termination	25
3.2.7 Further Assurances	25
4. Representations and Warranties	25
4.1 Valid Existence and Power	25
4.2 Authority	25
4.3 Financial Condition	25
4.4 Litigation	26
4.5 Agreements, Etc	26
4.6 Authorizations	26
4.7 Title	26
4.8 Collateral	26
4.9 Jurisdiction of Organization; Location	26
4.10 Taxes	27
4.11 Labor Law Matters	27
4.12 Accounts	27
4.13 Judgment Liens	27
4.14 Organizational Structure	27
4.15 Deposit Accounts	28
4.16 Environmental	28
4.17 ERISA	28
4.18 Investment Company Act	28
4.19 Names	28
4.20 Insider	28
4.21 Sanctioned Persons; Sanctioned Countries	29
4.22 Compliance with Covenants; No Default	29
4.23 Full Disclosure	29
4.24 Intellectual Property	29
4.25 Material Agreements	30
4.26 I.C. Isaacs Europe	30
5. Affirmative Covenants of Borrower	30
5.1 Use of Revolver Loan Proceeds	30
5.2 Maintenance of Business and Properties	30
5.3 Insurance	30
5.4 Notice of Default	30
5.5 Inspections of Books and Records and Field Examinations	31
5.6 Financial Information	31
5.7 Maintenance of Existence and Rights	33

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5.8 Payment of Taxes, Etc	33
5.9 Subordination	33
5.10 Compliance; Hazardous Materials	33
5.11 Further Assurances	33
5.12 Covenants Regarding Collateral	34
5.13 I.C. Isaacs Far East	34
5.14 New Locations	34
6. Negative Covenants of Borrower	34
6.1 Debt	35
6.2 Liens	35
6.3 Restricted Payments	36
6.4 Loans and Other Investments	36
6.5 Change in Business	37
6.6 Accounts	37
6.7 Transactions with Affiliates	37
6.8 No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral	37
6.9 No Sale, Leaseback	37
6.10 Margin Stock	37
6.11 Tangible Collateral	37
6.12 Subsidiaries	38
6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing	38
6.14 Change of Fiscal Year or Accounting Methods	38
6.15 Deposit Accounts	38
6.16 Inactive Subsidiaries	38
6.17 Material Agreement	38
6.18 License Agreements	38
7. Other Covenants of Borrower	39
7.1 Fixed Charge Coverage Ratio	39
7.2 Total Liabilities to Tangible Net Worth Ratio	40
7.3 Capital Expenditures	40
7.4 Leases	40
7.5 Excess Availability	41
8. Default	41
8.1 Events of Default	41
8.2 Remedies	42
8.3 Receiver	43
8.4 Deposits; Insurance	43
9. Security Agreement	43
9.1 Security Interest	43
9.2 Financing Statements; Power of Attorney	44
Obligations then outstanding	45
9.3 Entry	45
9.4 Other Rights	45
9.5 Accounts	45
9.6 Waiver of Marshaling	45

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9.7 Control	45
10. Miscellaneous	45
10.1 No Waiver, Remedies Cumulative	45
10.2 Survival of Representations	46
10.3 Indemnity By Borrower; Expenses	46
10.4 Notices	47
10.8 No Usury	48
10.9 Powers	48
10.10 Approvals; Amendments	48
10.11 Participations and Assignments	48
10.12 Waiver of Certain Defenses	48
10.13 Integration; Final Agreement	49
10.14 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES	49
10.15 WAIVER OF JURY TRIAL	49

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”), dated as of December 30, 2004 by and between I.C. ISAACS & COMPANY, L.P., a Delaware limited partnership (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Bank”);

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

1.	Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.

1.1  Defined Terms:

“Accession” has the meaning set forth in the Code.

“Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

“Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

“Affiliate” of a Person means (a) any Person directly or indirectly owning 5.0% or more of the voting stock or equity interests of such named Person or of which the named Person owns 5.0% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Applicable Margin” means (a) prior to the April 1, 2005, (i) for any Prime Rate Loan, 0.5% and (ii) for any LIBOR Loan, 2.50%; and (b) on and all times after April 1, 2005, the per annum rate of interest as determined pursuant to Section 2.2.5 hereof.

“Banking Relationship Debt” means any Debt or other obligations of Borrower to Bank or any Affiliate of Bank arising out of or relating to (i) credit cards; (ii) merchant card services; (iii) products or services under cash management agreements; (iv) Swap Agreements Obligations; and (v) such other banking products or services provided by Bank or any Affiliate of Bank other than Letters of Credit.

“Borrowing Base” means, on any date of determination thereof, an amount equal to:

(i)  up to 85% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible Accounts; provided that, the percentage shall be reduced to the extent Borrower's Dilution Rate exceeds five percent (5%), plus

(ii)  the least of (a) $7,500,000, and (b) the sum of (i) the lesser of (A) up to 45% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible Inventory and (B) up to 80% of the NOLV of Eligible Inventory; plus (ii) the lesser of (A) up to 45% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible LC Inventory and (B) up to 80% of the NOLV of Eligible LC Inventory, minus

(iii)  any Reserves.

“Borrowing Base Certificate” has the meaning set forth in Section 5.6(a).

“Business Day” means a weekday on which Bank is open for business in Charlotte, North Carolina and Philadelphia, Pennsylvania.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

“Closing Date” means the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied and the initial Loans are made under this Agreement.

“Code” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

“Collateral” means all personal property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

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“Collateral Location” means any location where Collateral is located, as identified on Exhibit 4.9.

“Collections Account” means any Deposit Account maintained by Borrower at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.

“Commercial Tort Claim” has the meaning set forth in the Code.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under Swap Agreements.

“Default” has the meaning set forth in the definition of Event of Default.

“Default Rate” means, on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 3.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any other Obligations outstanding on such date, 3.0% in excess of the Prime Rate in effect on such date, provided that Obligations under Swap Agreements shall bear interest at the Default Rate determined in accordance with the terms of said Swap Agreements.

“Deferred Note Payments” means the sum currently in the aggregate amount of $3,150,000, currently payable, subject to the availability conditions set forth in the Subordinated Note, in monthly payments in the amount of $262,500 each, commencing January 1, 2005, pursuant to the terms of the Subordinated Note, and representing deferred amounts of principal and interest owing to Textile Investment; provided that, subject to the terms of the Subordination Agreement, Borrower may elect to have such monthly payments be deemed payments on account of Deferred Royalties.

“Deferred Royalties” means the aggregate sum not to exceed $2,388,000 payable pursuant to the terms of the License Agreements, and representing deferred 2004 royalty payments owing to Latitude.

“Deposit Account” has the meaning set forth in the Code.

“Dilution Rate” shall mean the rate which shall be determined by Bank from time to time, expressed as a percentage, of the aggregate dollar amounts, without duplication, of (i) all returns, allowances, chargebacks and other miscellaneous non-cash credits arising in connection with Borrower’s Accounts, to (ii) Borrower's gross sales, each measured on a rolling twelve (12) month basis.

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“Disbursements Account” means any Deposit Account maintained by Borrower with Bank for the purpose of depositing the proceeds of Loans made pursuant hereto.

“Document” has the meaning set forth in the Code.

“Electronic Chattel Paper” has the meaning set forth in the Code.

“Eligible Accounts” means all Accounts in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower arising from the sale of Inventory and/or the provision of certain services in Borrower’s ordinary course of business (as approved by Bank) in which Bank has a first (and only) priority, perfected security interest, but excluding, without duplication,

(b)  Accounts outstanding for longer than (i) ninety (90) days from original invoice date or (ii) sixty (60) days from the original due date, whichever is shorter;

(c)  all Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder pursuant to clause (a);

(d)  Accounts owing from any Affiliate of Borrower;

(e)  Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;

(f)  Accounts which are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset;

(g)  Accounts owing by any Account Debtor which is not Solvent;

(h)  Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

(i)  Accounts owed by an Account Debtor that (1) is a Sanctioned Person or (2) is located outside of the United States of America or Canada, unless in its sole and absolute discretion Bank agrees to allow such Account to be an Eligible Account and such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount and on terms which are acceptable to Bank in its sole and absolute discretion;

(j)  Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision, unless Borrower shall have complied with all applicable federal and state assignment of claims laws;

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(k)  Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;

(l)  Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment;

(m)  Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed twenty percent (20%) of the total Accounts of Borrower (to the extent of such excess);

(n)  Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights;

(o)  Any and all Accounts the validity, collectibility, or amount of which is determined in good faith by Borrower or Bank to be doubtful;

(p)  Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed;

(q)  Accounts owed by an Account Debtor who disputes the liability therefor;

(r)  Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(f) or (g);

(s)  Aged credits outstanding for longer than the sooner of (i) ninety (90) days from original invoice date or (ii) sixty (60) days from the original due date; and

(t)  Any other Account which Bank otherwise in its sole and absolute discretion deems to be ineligible.

No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default.

“Eligible Inventory” means all Inventory acquired by Borrower in the ordinary course of its business as presently conducted consisting of finished goods which Bank has determined to be eligible for credit extensions hereunder, valued at the cost of such Inventory, but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Bank, any such Inventory which

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(u)  is not at all times subject to a duly perfected, first priority (and only) security interest in favor of Bank;

(v)  is not in good and saleable condition;

(w)  is on consignment from, or subject to, any repurchase agreement with any supplier;

(x)  constitutes returned, repossessed, damaged, defective, obsolete, or slow-moving goods as determined by Bank;

(y)  does not conform in all respects to the warranties and representations set forth in the Loan Documents in respect of Inventory Collateral or Collateral generally;

(z)  is subject to a negotiable document of title (unless issued or endorsed to Bank);

(aa)  is subject to any license (other than the Latitude License Agreements, so long as the Licensor Agreement is in effect), or other agreement that limits or restricts Borrower’s or Bank’s right to sell, or otherwise dispose of such inventory (unless the licensor and Borrower enter into a licensor waiver in form and substance satisfactory to Bank);

(bb)  is not located at a Collateral Location;

(cc)  constitutes inventory-in-transit;

(dd)  is located at a Collateral Location with respect to which, if not owned and controlled by Borrower, Bank has not received from the Person owning such property or in control thereof a Third Party Waiver (unless Reserves are imposed with regard thereto as determined by Bank in its sole and absolute discretion);

(ee)  consists of any packaging materials, supplies or promotional materials;

(ff)  has been returned to, or repossessed by, Borrower;

(gg)  is Eligible LC Inventory; or

(hh)  which Bank otherwise in its sole and absolute discretion deems to not be Eligible Inventory.

“Eligible LC Inventory” shall mean all finished goods Inventory owned or to be owned by Borrower and covered by a documentary Letter of Credit, and which finished goods or Inventory are or will be in transit to one of Borrower’s Collateral Locations, and which finished goods Inventory (A) as of the date such Inventory becomes owned by Borrower (i) is fully insured, (ii) is subject to a first priority (and only) security interest in and lien upon such goods in favor of Bank (except for any possessory lien upon such goods in the possession of handlers, storers of goods, a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), and (iii) all documents, notices, instruments, statements and bills of lading relating thereto, if any, which Bank may deem necessary or desirable to evidence ownership by Borrower and/or to give effect to and protect the liens, security interests and other rights of Bank in connection therewith are delivered to Bank; and (b) is and remains acceptable to Bank for lending purposes in its sole discretion.

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“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“ERISA” has the meaning set forth in Section 4.17.

“Equipment” has the meaning set forth in the Code.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any event specified as such in Section 8.1 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or if both of such requirements must be satisfied, then after the same shall have occurred; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Excess Availability” means at a particular date, an amount equal to (a) the lesser of (i) the Revolver Commitment or (ii) the Borrowing Base, minus (b) the sum of (i) the outstanding amount of Loans plus (ii) Letter of Credit Obligations, plus (iii) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond normal trade terms, plus (iv) fees and expenses for which Borrower is liable under this Agreement but which have not been paid, plus (v) all taxes due and owing to any federal, state or local governmental body.

“Fixtures” has the meaning set forth in the Code.

“GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.

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“General Intangibles” has the meaning set forth in the Code, and includes, without limitation, general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of any of Borrower’s Accounts by an Account Debtor, all rights to indemnification and all other intangible property of Borrower of every kind and nature (other than Accounts), including, without limitation, the Intellectual Property.

“Guarantors” mean collectively, I.C. Isaacs & Company, Inc., Isaacs Design, Inc., and any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations, and each is referred to as a “Guarantor”.

“Guaranty Agreement” means any guaranty now or hereafter executed and delivered by any Guarantor to Bank, as it may be modified.

“I.C. Isaacs Europe” means I.C. Isaacs Europe S.L.

“I.C. Isaacs Far East” means I.C. Isaacs Far East Limited, a Hong Kong corporation.

“Instrument” has the meaning set forth in the Code.

“Intellectual Property” has the meaning set forth in Section 4.24.

“Interest Adjustment Date” shall mean the first day of each calendar quarter.

“Interest Adjustment Period” shall mean the period commencing on an Interest Adjustment Date and ending on the day immediately preceding the next Interest Adjustment Date.

“Interest Period” means, in respect of each LIBOR Loan, a period of one, two or three months with respect to such LIBOR Loan; provided that:

(ii)  the Interest Period shall commence on the date of advance of or conversion to a LIBOR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(jj)  if any Interest Period would otherwise expire on a day that is not a LIBOR Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(kk)  any Interest Period with respect to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is not numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period, and

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(d)    no Interest Period shall extend beyond the Termination Date.

“Inventory” has the meaning set forth in the Code.

“Investment Property” has the meaning set forth in the Code.

“Isaacs” means I.C. Isaacs & Company, Inc., a Delaware corporation.

“Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

“Jurisdiction” means the Commonwealth of Pennsylvania.

“Latitude” means Latitude Licensing Corp., a Delaware corporation having offices at 22 Carpenter Plaza, Suite 217, Wilmington, Delaware 19810.

“Latitude License Agreements” means collectively, that certain Trademark License and Technical Assistance Agreement effective the 15th day of January 1998 between Borrower and Latitude, and that certain Trademark License and Technical Assistance Agreement for Women’s Collections dated the 4th day of March 1998 between Borrower and Latitude, as each has been heretofore amended or modified, and as each may be amended, modified, replaced or restated from time to time hereafter.

“Letter of Credit” means a letter of credit issued by Bank for the account of Borrower as provided in Section 2.1.1 and 2.10 hereof.

“Letter of Credit Obligations” means all obligations of Borrower to Bank, including but not limited to reimbursement obligations, commissions and fees, incurred by Borrower in connection with Bank’s issuance, amendment, renewal or extension of Letters of Credit hereunder.

“Letter-of-Credit Right” has the meaning set forth in the Code.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in U.S. dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable Interest Period which appears on Telerate page 3750 at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). If, for any reason, such rate does not appear on Telerate page 3750, then “LIBOR” shall be determined by Bank to be the arithmetic average of the rate per annum at which deposits in U.S. dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to Bank at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by Bank of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

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“LIBOR Business Day” means with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, any day that is a Business Day and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“LIBOR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Rate.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Bank pursuant to the following formula:

LIBOR Rate =        _____________LIBOR___________
        1.00 - Eurodollar Reserve Percentage

“License Agreements” has the meaning set forth in Section 4.24. The Latitude License Agreements are deemed to be License Agreements.

“Licensor Agreement” means that certain Licensor Agreement from Latitude to Bank dated as of the date hereof, in form and substance satisfactory to Bank, as may be amended, modified, replaced or restated from time to time.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.

“Loans” means the Revolver Loans.

“Loan Documents” means this Agreement, each other Security Agreement, the Note, each Guaranty Agreement, the Notice of Borrowings, the Subordination Agreement, the Licensor Agreement, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include Swap Agreements.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents (including any Guarantor), (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents (including any Guarantor), or (iv) material adverse effect on the Collateral.

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“Material Agreement” means an agreement to which Borrower or any Guarantor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect. The Latitude License Agreement and Subordinated Note are deemed to be Material Agreements.

“NOLV” means, with respect to any Inventory, the expected net dollar amount to be realized at an orderly negotiated sale of such Inventory, expressed as a percentage of the original cost of such Inventory net of operating expenses, liquidation expenses and commissions, as determined by Bank from time to time based upon the most recent appraisals of Bank or its agents in form and substance satisfactory to Bank in all respects.

“Note” shall mean the Revolver Note and any other promissory note now or hereafter evidencing any Obligations, and all modifications, extensions and renewals thereof.

“Notice of Borrowing” with respect to Revolver Loans means the written request for a Revolver Loan as identified in Section 2.5.2 hereof.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

“Obligations” means all obligations now or hereafter owed to Bank or any Affiliate of Bank by Borrower, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Debt arising out of or relating to any Deposit Accounts of Borrower at Bank or any Affiliate of Bank or any cash management services or other products or services, including merchant card and ACH transfer services, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and Borrower whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Bank’s interests hereunder if Bank ceases to be a party hereto); all indemnification obligations under Section 10.3, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Permitted Debt” has the meaning set forth in Section 6.1 hereof.

“Permitted Liens” has the meaning set forth in Section 6.2 hereof.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

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“Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

“Prime Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Prime Rate.

“Proceeds” has the meaning set forth in the Code.

“Properly Contested” means, in the case of any Debt of Borrower or any Guarantor (including any taxes) that is not paid as and when due or payable by reason of Borrower’s or such Guarantor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) Borrower or such Guarantor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of Borrower or such Guarantor; (iv) no Lien is imposed upon any of Borrower’s or such Guarantor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against Borrower or such Guarantor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower or such Guarantor, Borrower or such Guarantor forthwith pays such Debt, to the extent then due, and all penalties, interest and other amounts due in connection therewith.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Reserves” means, on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) such reserves as may be established from time to time by Bank to reflect changes in the salability of any Eligible Inventory in the ordinary course of business of Borrower or such other factors as may negatively impact the value of any Eligible Inventory, including reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns; (ii) all amounts of past due rent, fees or other charges owing at such time by Borrower or any Guarantor to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto; (iii) any amounts which Borrower or any Guarantor is obligated to pay pursuant to the provisions of any of the Loan Documents that Bank elects to pay for the account of Borrower or such Guarantor in accordance with authority contained in any of the Loan Documents; (iv) the aggregate amount of reserves established by Bank in its reasonable discretion in respect of Banking Relationship Debt; (v) all customer deposits or other prepayments held by Borrower; (vi) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Bank’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens); and (vii) such additional reserves, in such amounts and with respect to such matters, as Bank in its reasonable discretion may elect to impose from time to time.

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“Revolver Commitment” means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $25,000,000 at any one time.

“Revolver Loan” means a loan made by Bank as provided in Section 2.1.1 hereof.

“Revolver Note” has the meaning set forth in Section 2.1.2 hereof.

“Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Obligations, including without limitation any intellectual property security agreements.

“Senior Officer” means the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, Borrower.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.

“Subsidiaries” shall mean, unless otherwise specifically stated, Borrower, Isaacs Design, Inc., I.C. Isaacs Far East, and every direct and indirect Subsidiary of Isaacs considered collectively.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person. For all purposes of this Agreement, each of Borrower and Isaacs Design, Inc. shall be considered to be a direct Subsidiary of Isaacs, and I.C. Isaacs Far East shall be considered to be a direct Subsidiary of Borrower and an indirect Subsidiary of Isaacs.

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“Subordinated Note” means that certain Amended and Restated Subordinated Promissory Note in the original principal amount of $6,557,908.53 executed by Borrower in favor of Textile Investment dated as of May 21, 2002, as the same amended, modified, replaced or restated from time to time.

“Subordination Agreement” means that certain Intercreditor and Subordination Agreement between Bank and Textile Investment dated as of the date hereof, in form and substance satisfactory to Bank, as may be amended, modified, replaced or restated from time to time.

“Supporting Obligation” has the meaning set forth in the Code.

“Swap Agreement” has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

“Tangible Chattel Paper” has the meaning set forth in the Code.

“Term” means the period from and including the Closing Date to but not including the Termination Date.

“Termination Date” means the earliest of (i) December 28, 2007, (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.14 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.

“Textile Investment” means Textile Investment International S.A., a Luxembourg corporation having offices at 41 Avenue de la Gare, Luxembourg L-1611, Luxembourg.

“Third Party Waiver” means a waiver or subordination of Liens satisfactory to Bank from any lessors, mortgages, warehouse operators, processors or other third parties that might have lienholders’ enforcement rights against any Collateral, waiving or subordinating those rights in favor of Bank and assuring Bank’s access to the Collateral in exercise of Bank’s rights hereunder.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

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1.2  Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2.  The Credit Facility; Letters of Credit; Interest and Fees.

2.1  The Credit Facility.

2.1.1  Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolver Loans to Borrower and to issue letters of credit on behalf of Borrower from time to time during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any Letters of Credit at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base. Revolver Loans may

be Prime Rate Loans or LIBOR Loans. Within the foregoing limit, Borrower may borrow, prepay and reborrow Revolver Loans at any time during the Term.

2.1.2  Revolver Note. Borrower shall execute and deliver to Bank, on the Closing Date, a promissory note in the form of Exhibit A-1 attached hereto and made a part hereof (the “Revolver Note”), which Revolver Note, in addition to the records of Bank, shall evidence the Revolver Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.

2.2  Collections Account.

2.2.1  Collections Account. Borrower shall direct all Account Debtors to send all payments on Accounts and other Collateral to a lock box controlled by Bank, which amounts will then be deposited into the Collections Account. Borrower shall pay all of Bank’s standard fees and charges in connection with such lockbox arrangement and Collections Account, as such fees and charges may change from time to time. Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrower’s funds and shall be deposited promptly by Borrower to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrower. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in any lockbox, the Disbursements Account and the Collections Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrower (including all Deposit Accounts) contained in Section 9.1 hereof.

2.2.2  Power of Attorney. Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower’s attorney-in-fact to endorse Borrower’s name on any checks, drafts, money orders or other media of payment which come into Bank’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.

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2.2.3  Application of Payments. Payment items received shall be deposited into the Collections Account, subject to chargebacks for uncollected payment items, and if no Revolver Loans are then outstanding or have been repaid, Bank shall pay over such of the proceeds of such payments to a Deposit Account maintained by Borrower at Bank and designated in writing by Borrower. All funds deposited into the Collections Account on any Business Day shall be deemed to have been applied by Bank, for interest calculation purposes, two (2) Business Days following deposit of such funds, to reduce the then outstanding balance of the Revolver Loans and to pay accrued interest thereon and to pay any other outstanding Obligations which are then due and payable hereunder; provided that for the purpose of determining the availability of Revolver Loans hereunder, such funds deposited into the Collections Account shall be deemed to have reduced the outstanding Revolver Loans as of the Business Day on which such funds were deposited into Collections Account. All amounts received directly by Borrower from any Account Debtor, in addition to all other cash received from any other source including but not limited to proceeds from any realization on any Collateral (but excluding the proceeds of any Revolver Loans made hereunder) shall be held by Borrower pursuant to an express trust (which is hereby created) for the benefit of Bank, shall be held by Borrower separate and segregated from all other funds of Borrower and shall be deposited into the Collection Account within one (1) Business Day of receipt thereof by Borrower. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, that Bank shall have the right to charge back to the Collections Account (or any other account of Borrower maintained at Bank) an item which is returned for inability to collect, plus accrued interest during the period of Bank’s provisional credit for such item prior to receiving notice of dishonor.

2.2.4  Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(a)  Prime Rate Loans. For Loans made or outstanding as Prime Rate Loans, the Applicable Margin in effect from time to time for such Prime Rate Loans plus the Prime Rate in effect from time to time.

(b)  LIBOR Loans. For Loans made or outstanding as LIBOR Loans, the Applicable Margin in effect from time to time for such LIBOR Loans plus the LIBOR Rate.

2.2.5  Adjustment of Interest Rate. Commencing on April 1, 2005, and thereafter on the first day of each succeeding Interest Adjustment Period, the interest rate for all Loans for each applicable Interest Adjustment Period shall be determined based upon the prior calendar quarter's average Excess Availability (as determined by Bank, in its reasonable discretion), in accordance with the following matrix:

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Excess Availability	Applicable Margin for Prime Rate Loans	Applicable Margin for LIBOR Loans
Equal to or less than $2,500,000.75%		2.75%
Greater than $2,500,000 but equal to or less than $5,000,000.50%		2.50%
Greater than $5,000,000 but equal to or less than $7,500,000.25%		2.25%
Greater than $7,500,000	0%	2.00%

For purposes of the foregoing (i) no downward rate adjustment shall occur if an Event of Default has occurred and is continuing on the applicable Interest Adjustment Date, such adjustment to take effect only upon the cure or waiver in writing of such Event of Default and (ii) if Borrower fails to timely deliver the applicable compliance certificate and monthly financial statements to Bank in accordance with this Agreement on the date when due, then at Bank’s option, the interest rates above shall be increased on such date to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until such compliance certificate and financial statements shall have been delivered.

2.3  Indemnification. Borrower shall indemnify Bank against Bank’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due on a LIBOR Loan, (b) any payment, prepayment or conversion of any LIBOR Loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion of a LIBOR Loan after giving notice thereof, in each case whether voluntarily, by reason of acceleration or otherwise (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of the applicable LIBOR Loan in the London interbank market.

2.4  Interest Rate Adjustments.

2.4.1  Prime Rate Loan. When a Prime Rate Loan is selected, the interest rate shall be adjusted from time to time, effective as of the date of each change in Bank’s Prime Rate and the Prime Rate shall continue to apply until another interest rate option is selected by Borrower for that Loan.

2.4.2  LIBOR Loan. When a LIBOR Loan is selected, such interest rate shall be fixed for each Interest Period for which it is determined and shall apply for that Loan until the end of applicable Interest Period.

2.5  Notice and Manner of Borrowing and Rate Conversion.

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2.5.1  Revolver Loans. Borrower shall give Bank irrevocable telephonic notice of each proposed Revolver Loan or permitted rate conversion not later than 11:00 a.m. (local time in Philadelphia, Pennsylvania) (a) on the same business day as each proposed Prime Rate Loan or rate conversion to a Prime Rate Loan and (b) at least 3 LIBOR Business Days before each proposed Revolver Loan that is to be a LIBOR Loan or any Prime Rate Loan that is to be converted to a LIBOR Loan. Each such notice shall specify (i) the date of such Loan or rate conversion, which shall be a Business Day or in the case of a LIBOR Loan, a LIBOR Business Day and, in the case of a conversion from a LIBOR Loan, shall be the last day of an Interest Period, (ii) the amount of each Loan or the amount to be converted, (iii) the interest rate selected by Borrower from the interest rate options set forth in this Agreement, and (iv) except for a Prime Rate Loan, the Interest Period applicable thereto, which period must correspond to one of the interest rate options set forth in the definition of LIBOR Rate. Notices received after 11:00 a.m. (local time in Philadelphia, Pennsylvania) shall be deemed received on the next Business Day. Bank’s acceptance of such a request shall be indicated by its making the Loan requested. Such a Loan shall be made available to Borrower in immediately available funds by deposit into the Disbursement Account. Borrower may not request any LIBOR Loans if a Default or Event of Default exists. In no event may the number of LIBOR Loans outstanding at any time exceed three (3). Each LIBOR Loan requested shall be in a minimum amount of $1,000,000, and integral multiples of $500,000 in excess of that amount.

2.5.2  Additional Provisions for Requests for Revolver Loans. Bank, in its discretion, may require from Borrower a signed written request for a Revolver Loan in form of a Notice of Borrowing satisfactory to Bank, which request shall be irrevocable and shall be delivered to Bank no later than 11:00 a.m. (local time in Philadelphia, Pennsylvania) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Revolver Loan and provide such other information as Bank may require.

(a)  Subject to subsection 2.5.2(c) below, unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Obligations, and such Revolver Loans shall bear interest as Prime Rate Loans.

(b)  Subject to subsection 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as Prime Rate Loans.

(c)  Bank shall have no obligation to Borrower to honor any deemed request for a Revolver Loan under Section 2.5.2(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment or the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

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2.5.3  Excess Outstandings. Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Revolver Loans which, when added to the principal amount of all other Revolver Loans and Letters of Credit Obligations, exceed the lesser of the Revolver Commitment or the Borrowing Base, and all such amounts shall (i) be part of the Obligations evidenced by the Revolver Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.

2.6  Repayment of Loans.

2.6.1  Repayment of Revolver Loans.

(a)  Any portion of the Revolver Loans shall be paid by Borrower to Bank immediately upon each receipt by Bank or Borrower of any proceeds of any Accounts or Inventory, to the extent of such proceeds. Bank may apply all proceeds of Accounts or other Collateral received by Bank and all other payments in respect of the Obligations to the Revolver Loans whether or not then due or to any other Obligations then due, in whatever order or manner Bank shall determine. In any event, the outstanding principal amount of Revolver Loans shall be due and payable on the Termination Date. Unless otherwise specified by Borrower, all principal repayment of Revolver Loans shall be applied by Bank first to outstanding Prime Rate Loans and then to any outstanding LIBOR Loans.

(b)  Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month for a Prime Rate Loan; (ii) on the last day of the existing Interest Period for a LIBOR Loan; and (iii) on the Termination Date for all Revolver Loans.

2.7  Additional Payment Provisions.

2.7.1  Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrower to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

2.7.2  Authorization to Debit. Bank may debit the Disbursement Account, the Collections Account and any other account subject to Bank’s control (as such term is used in Article 9 of the Code) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower.

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2.7.3  Time and Location of Payment. Borrower shall make each payment of principal of and interest on the Loans (including, any payment in full for the Loans) and fees hereunder not later than 12:00 noon (local time Philadelphia, Pennsylvania) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

2.7.4  Late Charge. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5.0% of each payment past due for 10 or more days. This late charge shall not apply to payments due at maturity or by acceleration of the Loans, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

2.7.5  Excess Over Borrowing Base. To the extent that the aggregate amount of all Revolver Loans, and the Letter of Credit Obligations exceeds the Borrowing Base at any time, the amount of such excess will be paid immediately to Bank.

2.7.6  Swaps Are Independent. Any prepayment shall not affect Borrower’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

2.7.7  Capital Requirements. If either (a) the introduction of, or any change in, or the interpretation of, any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank, in each case in a amount determined by Bank to be material (taking into consideration Bank’s policies as to capital adequacy) as a consequence of, or with reference to, the Revolver Commitment and other commitments of this type, below the rate which Bank or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by Bank, Borrower shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank or such other corporation for such reduction. A certificate as to such amounts submitted to Borrower by Bank shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

2.8  Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, other than Obligations under any Swap Agreements between Borrower and Bank or its affiliates, may, at Bank’s option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.

2.9  Calculation of Interest. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all payment items and other forms of payment deposited into the Collections Account shall be deemed applied by Bank on account of the Obligations (subject to final payment of such items) as set forth in Section 2.2.3. Each determination by Bank of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

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2.10  Letters of Credit.

2.10.1  Issuance of Letters of Credit. Bank shall from time to time issue, upon five (5) Business Days prior written notice, extend or renew letters of credit for the account of Borrower or its Subsidiaries; provided that (i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $8,000,000, (ii) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, and (iii) all other conditions precedent to the issuance of each such Letter or Credit as set forth herein are satisfied or waived in writing by Bank. All payments made by Bank under any such Letters of Credit (whether or not Borrower is the account party) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrower instructs Bank to make a Revolver Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Revolver Loan hereunder. All Letter of Credit Obligations shall be secured by the Collateral. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require. The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank’s approval, and Bank shall have no obligation to issue any Letter of Credit which has a maturity date later than ten (10) days prior to the Termination Date. Bank may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary. Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank’s maximum liability under all outstanding Letters of Credit, to be held as cash Collateral for Borrower’s reimbursement obligations and other Obligations.

2.10.2  Law Governing Letter of Credit. Any Letter of Credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce (“ICC”) Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.

2.10.3  Fees.

2.10.4  Facility Fee. Borrower shall pay to Bank a non-refundable, fully earned facility fee in the amount of $50,000, payable on the Closing Date.

2.10.5  Commitment Fee. Borrower shall pay to Bank a Revolver Commitment fee for each day equal to the product of (i) 0.375% per annum multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate outstanding amount of the Revolver Loans and Letter of Credit Obligations on such day, payable monthly on the first day of each month with respect to the immediately preceding month.

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2.10.6  Letter of Credit Fees. Borrower shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connection with Letters of Credit, as in effect from time to time, and with respect to Letters of Credit, at the time of issuance of each Letter of Credit, a fee equal to the Applicable Margin for LIBOR Loans on a per annum basis on the face amount of the Letter of Credit for the period of time the Letter of Credit will be outstanding.

2.11  Statement of Account. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

2.12  Termination. Upon at least thirty (30) days prior written notice to Bank, Borrower may, at its option, terminate this Agreement and the Revolver Commitment in its entirety but not partially; provided however, no such termination by Borrower shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds and in the case of any Obligations consisting of contingent obligations, Bank’s receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing. Bank may terminate this Agreement and the Revolver Commitment at any time, without notice, upon or after the occurrence of a Default or Event of Default.

2.13  USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

3.  Conditions Precedent to Extensions of Credit.

3.1  Conditions Precedent to Initial Loan. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:

3.1.1  Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to Bank.

3.1.2  Supporting Documents and Other Conditions. Borrower shall cause to be delivered to Bank the following documents and shall satisfy the following conditions:

(a)  A copy of the governing instruments of Borrower and each Subsidiary, and good standing certificates of Borrower and each Subsidiary, certified by the appropriate official of their respective states of incorporation and each state in which Borrower or such Subsidiary is qualified to do business;

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(b)  Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(c)  The legal opinion of Borrower’s and any Guarantor’s legal counsel addressed to Bank regarding such matters as Bank and its counsel may request;

(d)  A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Bank;

(e)  UCC-1 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens or security interests to be terminated on the date hereof;

(f)  Satisfactory evidence of insurance meeting the requirements of Section 5.3.

(g)  UCC-1 financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;

(h)  Subordinations satisfactory to Bank from all Guarantors and Affiliates as required by Section 5.9;

(i)  Third Party Waivers as required by Section 5.12(c);

(j)  A complete and final payoff letter from any lender whose outstanding Debt is to be satisfied by remittance of proceeds of the initial Loan, and, if applicable, such disbursement letter as shall be required to direct the payment of loan proceeds;

(k)  All required appraisals (including any Inventory appraisals) shall have been completed to Bank’s satisfaction;

(l)  All required field exams shall have been completed to Bank’s satisfaction;

(m)  All additional opinions, documents, certificates and other assurances that Bank or its counsel may require;

(n)  Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under the Loan Documents to pay by the date of the initial Loan;

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(o)  There shall be no litigation in which Borrower or any Guarantor or Subsidiary is a party defendant, which Bank determines may have a Material Adverse Effect;

(p)  Bank shall have received Borrower’s financial statements as of calendar month-end November 30, 2004, and such other financial reports and information concerning Borrower as Bank shall request, and Bank shall be satisfied therewith.

(q)  Bank shall have determined that after the making of the initial Loans to be made on the Closing Date, the issuance of any Letters of Credit to be issued on the Closing Date and the payment of all fees and closing costs incurred on or prior to the Closing Date, Excess Availability is not less than $3,000,000.

(r)  Bank shall have reviewed, to its satisfaction, the Latitude License Agreements and the Subordinated Note.

3.2  Conditions Precedent to Each Revolver Loan. In addition to any other requirements set forth in this Agreement, Bank shall not be required to fund any Revolver Loan or issue any Letter of Credit unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel, and each Notice of Borrowing (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied:

3.2.1  Notice of Borrowing. Borrower shall have delivered to Bank a Notice of Borrowing and such other information, as Bank may request.

3.2.2  No Default. No Default shall have occurred and be continuing or could occur upon the making of the Revolver Loan in question and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.

3.2.3  Correctness of Representations. All representations and warranties made by Borrower and any Guarantor herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of date of the proposed Revolver Loan or Letter of Credit, and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.

3.2.4  No Adverse Change. There shall have been no change which could have a Material Adverse Effect on Borrower, any Subsidiary or any Guarantor since the date of the most recent financial statements of such Person delivered to Bank from time to time.

3.2.5  Limitations Not Exceeded. The proposed Revolver Loan or Letter of Credit shall not cause the aggregate outstanding principal balance of the Revolver Loans plus Letter of Credit Obligations to exceed the lesser of the Revolver Commitment and the Borrowing Base.

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3.2.6  No Termination. Bank shall (i) have timely received all financial information from all Guarantors as required under the Loan Documents, and (ii) not have received notice from any Guarantor or any surety terminating or repudiating such Person’s guaranty of the Obligations incurred by Borrower.

3.2.7  Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.

4.  Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loans or extend credit as provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder :

4.1  Valid Existence and Power. Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Borrower is organized under the laws of the State of Delaware and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank in writing.

4.2  Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

4.3  Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither Borrower nor any Subsidiary nor (to the knowledge of Borrower) any Guarantor has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower, Subsidiary or Guarantor, as the case may be, as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic trends) concerning the conditions or future prospects of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.

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4.4  Litigation. Except as disclosed on Exhibit 4.4, there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower, any Subsidiary or (to Borrower’s knowledge) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower, such Subsidiary or such Guarantor.

4.5  Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

4.6  Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

4.7  Title. Each of Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

4.8  Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising. All of the Collateral is intended for use solely in Borrower’s business.

4.9  Jurisdiction of Organization; Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office of Borrower where Borrower’s business records are located, all of Borrower’s other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and, subject to Section 5.14, shall at all times be kept and maintained only at Borrower’s location or locations as described on Exhibit 4.9. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Borrower has not changed it legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

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4.10  Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it.

4.11  Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

4.12  Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank in writing), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

4.13  Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.14  Organizational Structure. As of the date hereof, Exhibit 4.14 hereto sets forth (i) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its equity interests having voting powers owned by each Person, (ii) the name of each of Borrower’s Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding equity interests of Borrower and each of the Subsidiaries and (iv) the number of authorized and issued equity interests (and treasury shares) of Borrower and each Subsidiary. Borrower has good title to all of the shares it purports to own of the equity interests of each of the Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such equity interests have been duly issued and are fully paid and non-assessable. Since the date of the last audited financial statements of Borrower delivered to Bank, Borrower has not made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of Borrower, except as otherwise permitted hereunder. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of Borrower or any of its Subsidiaries. Except as set forth on Exhibit 4.14 hereto, there are no outstanding agreements or instruments binding upon the holders of any of Borrower’s equity interests relating to the ownership of its equity interests.

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4.15  Deposit Accounts. Borrower and the Subsidiaries have no Deposit Accounts other than (a) on the Closing Date, those listed on Exhibit 4.15 and (b) after the Closing Date, those otherwise permitted by Section 6.15.

4.16  Environmental. Except as disclosed on Exhibit 4.16, neither Borrower, nor to Borrower’s best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.16, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.16, Borrower is in full compliance with all applicable Environmental Laws and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.17  ERISA. Except as set forth on Exhibit 4.17, Neither Borrower nor any Subsidiary has any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” shall mean a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

4.18  Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.19  Names. Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.19, during the preceding five (5) years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.20  Insider. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

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4.21  Sanctioned Persons; Sanctioned Countries. None of Borrower, the Subsidiaries, any Guarantor or any of their Affiliates (i) is a Sanctioned Person or (ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

4.22  Compliance with Covenants; No Default. Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause a Default.

4.23  Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

4.24  Intellectual Property. Borrower owns or licenses, or otherwise has the right to use all licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames (“Intellectual Property”) necessary for the operation of its business, as presently conducted or proposed to be conducted. As of the date hereof, Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, or any similar office or agency in the United States, any State thereof, any political subdivision thereof, or in any other country, other than those described in Exhibit 4.24 attached hereto, and has not granted any licenses with respect thereto, other than as set forth in Exhibit 4.24. No event has occurred which permits, or would permit after notice or passage of time, or both, the revocation, suspension, or termination of such rights. To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, or other Intellectual Property or goods bearing, or using any Intellectual Property presently contemplated to be sold by, or employed by Borrower, infringes any patent, trademark, servicemark, tradename, copyright, license, or other Intellectual property owned by any other Person presently, and no claim or litigation is pending or threatened against, or affecting Borrower or its right to sell or use any such Intellectual Property. Exhibit 4.24 sets forth all of the agreements or other arrangements of Borrower, pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations, or other Intellectual Property, owned by another person as in effect on the date hereof, and the dates of the expiration of such agreement, or other arrangements of Borrower as in effect on the date hereof (together with such agreement or other arrangements as may be entered into by Borrower after the date hereof, collectively, the “License Agreements,” and individually, a “License Agreement”). No trademark, servicemark, or other Intellectual Property, at any time used by Borrower, which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge, or other encumbrance in favor of any person other than Bank, is affixed to any Eligible Inventory, except to the extent permitted under the term of the License Agreements listed on Exhibit 4.24.

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4.25  Material Agreements. A true, correct, and complete copy of (a) the Subordinated Note is attached hereto as Exhibit 4.25(a); and (b) the Latitude License Agreements are attached hereto as Exhibit 4.25(b), in each case together with all exhibits and schedules thereto.

4.26  I.C. Isaacs Europe. Borrower sold 100% of the Capital Stock of I.C. Isaacs Europe to Jose Ocampo on December 20, 2001.

5.  Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and the Subsidiaries:

5.1  Use of Revolver Loan Proceeds. Shall use the proceeds of Revolver Loans only to refinance Borrower’s existing Debt to Congress Financial Corporation and for working capital to be used in the operation of Borrower’s business and furnish Bank all evidence that it may require with respect to such use.

5.2  Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3  Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or as are customary and usual for prudent businesses in its industry and any other insurance that may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties with insurance companies satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts acceptable to Bank, shall name and directly insure Bank as secured party and lender loss payee under a long-form lender loss payee clause acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days’ written notice to Bank. Borrower shall furnish to Bank copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Bank from time to time.

5.4  Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any litigation involving an amount at issue in excess of $100,000 material adverse changes in existing litigation or any judgment against it or its assets, (c) any damage or loss to property in excess of $100,000, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance with respect to any Account in amount in excess of $50,000 or otherwise, (g) the cancellation or termination of, or any default under, any Material Agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits.

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5.5  Inspections of Books and Records and Field Examinations. Shall, after receipt of reasonable notice prior to the occurrence of an Event of Default or Default, permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times during normal business hours and in such manner as may be reasonably required by Bank and shall further permit, during normal business hours and upon reasonable notice prior to the occurrence of an Event of Default or Default, such inspections, collateral appraisals, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower provided that the cost of field examinations shall not exceed $850 per examiner per day, plus Bank’s reasonable out-of-pocket expenses. Bank anticipates conducting Inventory appraisals (at Borrower’s sole cost and expenses) on a semi-annual basis or on a more frequent basis as Bank may determine in its reasonable discretion.

5.6  Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank, or cause to be furnished to Bank, the following periodic financial information all in form and substance satisfactory to Bank:

(a)  Periodic Borrowing Base Information. No later than 12:00 noon on Tuesday of each calendar week (or more frequently if required by Bank), a completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a “Borrowing Base Certificate”), as of the close of business for the prior calendar week. Borrower shall attach the following to each Borrowing Base Certificate, which shall be certified by the chief financial officer, controller or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts of Borrower as of the last Business Day of the prior calendar week (an “Accounts Receivable Report”) which shall include the amount and age of each Account on an original invoice date aging basis, the name and mailing address of each Account Debtor, a detailing of all Accounts which do not constitute Eligible Accounts, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a report listing all Inventory and all Eligible Inventory of Borrower as of the last Business Day of the prior calendar week, the cost thereof, specifying raw materials, work-in-process, finished goods and all Inventory which has not been timely sold by Borrower in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an “Inventory Report”), and (iii) any other report as Bank may from time to time require in its sole discretion, each prepared with respect to such periods and with respect to such information and reporting as Bank may require.

(b)  Interim Statements. Within thirty (30) days after the end of each month, (i) a consolidated balance sheet of Isaacs and its Subsidiaries at the end of that period and a consolidated income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year and (ii) a report reconciling (x) the Accounts and Inventory of Borrower as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Bank pursuant hereto (which shall be based upon Isaacs’ general ledger and verified by a physical Inventory count conducted at least once each year, but at any time or times as Bank may request on or after an Event of Default,). The foregoing statements and report shall be certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Isaacs and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

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(c)  Annual Statements. Within ninety (90) days after the end of each fiscal year, consolidated financial statements of Isaacs and its Subsidiaries containing a consolidated balance sheet at the end of that period, and a consolidated income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Isaacs’ independent certified public accountants as Bank may require permitting Bank to rely on such annual financial statements.

(d)  Compliance and No Default Certificates. Together with each report required by Subsections (b) and (c), a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of Borrower’s president, chief financial officer or controller certifying that no Default then exists or if a Default exists, the nature and duration thereof and Borrower’s intention with respect thereto, and in addition, shall cause Borrower’s independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof.

(e)  Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Isaacs by independent public accountants in connection with any annual, interim or special audit made by them of the books of Isaacs and/or its Subsidiaries including, without limitation, each report submitted to Isaacs concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of the consolidated financial statements of Isaacs and its Subsidiaries.

(f)  Payables Report. Within fifteen (15) days of the end of each month (or more frequently if required by Bank), (i) a schedule of all accounts payable of Borrower containing the name and address of each vendor and such other detail requested by Bank, and (ii) Inventory reports, in each case with a reconciliation to the previous such report.

(g)  Monthly Closing Report. Contemporaneously with delivery to the board of directors of Isaacs, deliver to Bank monthly internally prepared, unaudited and unreviewed financial statements consisting of a consolidated income statement and consolidated balance sheet reflecting management’s determination of the financial performance of Isaacs and its Subsidiaries during the month immediately preceding the issuance thereof, and its determination of the financial condition of Isaacs and its Subsidiaries as of the last day of that month.

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(h)  Backlog Report. No later than 5:00 p.m. (local time in Philadelphia, Pennsylvania) on Wednesday of each calendar week (or more frequently, if required by Bank), a backlog report containing detailed projections of anticipated sales by customer and product type as of the close of business for the prior calendar week.

(i)  Projections. Not later than the twentieth (20th) day before the commencement of each fiscal year, deliver Projections to Bank for Borrower for such fiscal year. “Projections” means Borrower’s forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements, and (v) Borrowing Base availability calculations, all prepared on a month by month basis and on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

(j)  Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrower, any Guarantor and their respective Subsidiaries.

5.7  Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.8  Payment of Taxes, Etc. Borrower shall, and shall cause all Subsidiaries, to duly pay and discharge all taxes, assessed upon or against it, any of them, its properties or assets or any of their respective properties or assets, which exceed $10,000 in the aggregate at any time outstanding, except for taxes the validity of which are being Property Contested, and with respect to which adequate reserves have been set aside on its books.

5.9  Subordination. Shall cause all debt and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Obligations in accordance with written subordination agreements satisfactory to Bank.

5.10  Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations. Borrower shall promptly report to Bank any notices of any violations of such laws or regulations received from any regulatory or governmental body, along with Borrower’s proposed corrective action as to such violation.

5.11  Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

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5.12  Covenants Regarding Collateral. Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Borrower and all Subsidiaries:

(a)  will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b)  as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c)  will, at Bank’s request, obtain and deliver to Bank such Third Party Waivers as Bank may require;

(d)  will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank’s order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

(e)  except for sales of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

(f)  shall promptly notify Bank of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; and

(g)  shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Borrower’s or any Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

5.13  I.C. Isaacs Far East. Shall cause I.C. Isaacs Far East to distribute to Borrower on a monthly basis all cash of I.C. Isaacs Far East in excess of US $17,000.

5.14  New Locations. Borrower may only open any new Collateral Location within the continental United States provided Borrower (a) gives Bank thirty (30) days prior written notice of the intended opening of any such new Collateral Location and (b) executes and delivers, or causes to be executed and delivered, to Bank such agreements, documents, and instruments (including landlord waiver agreement) as Bank may deem necessary or desirable to protect its interests in the Collateral at such new Collateral Location, in form and substance acceptable to Bank.

6.  Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

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6.1  Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following (“Permitted Debt”):

(a)  The Obligations;

(b)  Endorsement of checks for collection in the ordinary course of business;

(c)  Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due;

(d)  Purchase money Debt not exceeding $250,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased;

(e)  Debt not exceeding $250,000 in principal amount outstanding at any time for Borrower and all Subsidiaries subordinated in right of payment and security to the Obligations in accordance with subordination agreements approved in writing by Bank;

(f)  Debt existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof;

(g)  Any Debt incurred under any Swap Agreements with Bank (or with any of its Affiliates) or incurred as a result of compliance with the covenant contained in Section 7.6 hereof;

(h)      Debt outstanding under the Subordinated Note; and

(i)  Debt outstanding under the Latitude License Agreements.

6.2  Liens. Shall not create or permit any Liens on any of its real or personal property except the following (“Permitted Liens”):

(a)  Liens securing the Obligations;

(b)  Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;

(c)  Zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or the ordinary conduct of the business of Borrower or any Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto, and the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

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(d)  Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;

(e)  Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being Properly Contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business;

(f)  Liens securing Permitted Debt permitted under Section 6.1(d) incurred solely for the purpose of purchase money financing for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property;

(g)     Liens securing the Subordinated Note; and

(h)     Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described on Exhibit 6.2.

6.3  Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except the following:

(a)  Any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower.

(b)  Payments to trade creditors in the ordinary course of Borrower’s business.

(c)  Payments to Textile Investment permitted under the Subordination Agreement.

(d)  Payments to Latitude permitted under the Licensor Agreement.

6.4  Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person, except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $100,000 in the aggregate, and (g) investments in I.C. Isaacs Far East in an aggregate amount outstanding at any time not to exceed $17,000.

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6.5  Change in Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

6.6  Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by a Person known to Borrower to be Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Person known to Borrower to be a Sanctioned Person; and (c) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sectioned Person.

6.7  Transactions with Affiliates. Except for transactions undertaken and payments made, pursuant to the Latitude License Agreements, the Subordinated Note and the Licensor Agreement, shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

6.8  No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Except for the change of its chief executive office to 475 Tenth Avenue, New York, New York, shall not change its name or the jurisdiction in which Borrower or such Subsidiary is organized or, unless it shall have given 60 days’ advance written notice thereof to Bank, (a) change the location of its chief executive office or other office where books or records are kept, or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified Section 4.9.

6.9  No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

6.10  Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.11  Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.

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6.12  Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

6.13  Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise all or substantially all of the assets or any capital stock or other equity interests of any Person, or sell, transfer, lease or otherwise dispose of any of its property or assets, except for the sale of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

6.14  Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting methods. Borrower’s fiscal year end is December 31, as of the Closing Date.

6.15  Deposit Accounts. Borrower shall not open or maintain any Deposit Accounts except for (i) Deposit Accounts opened or maintained at Bank, (ii) those listed on Exhibit 4.15, (iii) Deposit Accounts which are not opened or maintained at Bank but which are subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Bank, and (iv) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrower. The aggregate balance of any Deposit Accounts which are not subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Bank shall never exceed $25,000 without Bank’s prior written consent. All Deposit Accounts maintained at Bank shall be deemed to be under Bank’s “control” as such term is used in Article 9 of the Code.

6.16  Inactive Subsidiaries. Shall not permit I.C. Isaacs Far East or to engage in any business or operations.

6.17  Material Agreement. Shall not terminate or amend or modify in any manner the Subordinated Note or the Latitude License Agreements.

6.18  License Agreements.

(a)    Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) under and subject to Section 6.17, not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except that, Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower; provided that, Borrower shall give Bank not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Bank prompt written notice of any material License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Bank may reasonably request, (v) give Bank prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Bank (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower, and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with any material License Agreement which relates to the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Bank, promptly upon the request of Bank, such information and evidence as Bank may require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

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(b)    Borrower will either exercise any option to renew or extend the term of each material License Agreement in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Bank or give Bank prior written notice that Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower at any time that an Event of Default shall exist or have occurred and be continuing to extend or renew any material License Agreement, Bank shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Bank or in the name and behalf of Borrower, as Bank shall determine. Bank may, but shall not be required to, perform any or all of such obligations of Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower thereunder. Any sums so paid by Bank shall constitute part of the Obligations.

7.  Other Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

7.1  Fixed Charge Coverage Ratio. At the end of each calendar month of Borrower, commencing with the first calendar month ending after the Closing Date, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00. As used herein, “Fixed Charge Coverage Ratio” means (i) EBITDA, less the sum of (A) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and (B) any dividends and distributions paid in the Applicable Fiscal Period, and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt for the Applicable Fiscal period, plus (B) cash interest payments paid in the Applicable Fiscal Period, plus (C) the amount of all Deferred Note Payments paid in the Applicable Fiscal Period, plus (D) the amount of all Deferred Royalties paid in the Applicable Fiscal Period. As used herein, (i) “EBITDA” means the sum of (A) consolidated net income of Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, and (3) depreciation and amortization; (ii) “Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; provided, such term shall exclude the actual Capital Expenditures of Borrower made during the period commencing October 1, 2004 and ending on December 31, 2004 in an aggregate amount not to exceed $2,500,000; (iii) “Applicable Fiscal Period” means a period of twelve (12) consecutive, trailing calendar months ending at the end of each prescribed calendar month and (iv) “Funded Debt” means (A) debt for borrowed funds, (B) debt for the deferred payment by one (1) year or more of any purchase money obligation, and (C) any subordinated debt.

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7.2  Total Liabilities to Tangible Net Worth Ratio. At the end of each calendar month of Borrower, commencing with the first calendar month ending after the Closing Date, Borrower shall maintain a ratio of Total Liabilities divided by Tangible Net Worth of not more than the following amounts:

Calendar Months Ending	Ratio
December 31, 2004 through and including November 30, 2005	1.0 to 1
December 31, 2005 through and including November 30, 2006	0.85 to 1
December 31, 2006 through and including November 30, 2007	0.75 to 1
December 31, 2007 and each calendar month thereafter	0.5 to 1

For purposes of this computation, “Total Liabilities” means all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis, excluding fully subordinated debt. “Tangible Net Worth” means the total assets appearing on the asset side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis, less the sum of (i) Total Liabilities and (ii) the sum of the aggregate amount owing from any officers, stockholders or other Affiliates of Borrower and (iii) the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names.

7.3  Capital Expenditures. Borrower shall not during any fiscal year commencing with the fiscal year ending December 31, 2005 expend on gross fixed assets (including gross leases to be capitalized under GAAP and leasehold improvements) an amount exceeding $2,000,000 in the aggregate.

7.4  Leases. Borrower shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) if immediately thereafter the sum of such lease or rental payments to be made by Borrower during any 12-month period is increased by $100,000 in the aggregate.

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7.5  Excess Availability. Borrower shall maintain at all times Excess Availability of at least $1,500,000.

8.  Default.

8.1  Events of Default. Each of the following shall constitute an Event of Default:

(a)  There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Note or any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or

(b)  There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.9, 5.12, or Section 6 or Section 7 of this Agreement; or

(c)  There shall occur any default by Borrower or any other party to any Loan Document (other than Bank) in the performance of any other agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Bank’s satisfaction within 15 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Bank or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing breach by Borrower or such other party; or

(d)  Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(e)  Any other obligation now or hereafter owed by Borrower or any Subsidiary or any Guarantor to Bank or any Affiliate of Bank shall be in default and not cured within the grace period, if any, provided therein; or

(f)  (i) There shall occur an event of default or default (beyond any application grace periods) under either the Subordinated Note or the Latitude License Agreement; or (ii) Borrower or any Subsidiary or Guarantor shall fail to make any payment in respect of outstanding Debt (other than the Obligations) in an aggregate principal amount of $100,000 or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to any such Person) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Person); or

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(g)  Borrower or any Subsidiary or any Guarantor shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(h)  An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(i)  A judgment in excess of $100,000 individually or $250,000 in the aggregate shall be rendered against Borrower or any Subsidiary or Guarantor and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than $50,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of Borrower, any Subsidiary or any Guarantor by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(j)  Any Guarantor shall repudiate or revoke any Guaranty Agreement; or

(k)  Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or

(l)  There shall occur any change in the condition (financial or otherwise) of Borrower and/or any Guarantor which, in the reasonable opinion of Bank, could have a Material Adverse Effect.

8.2  Remedies. If any Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Loans or other extensions of credit to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

(a)  Bank may declare any or all Obligations (other than Obligations under any Swap Agreements, between Borrower and Bank or any Affiliate of Bank, which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Loans and other extensions of credit to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

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(b)  Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

(c)  Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower’s name or Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.

8.3  Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option, and shall be secured by all Collateral.

8.4  Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9.  Security Agreement.

9.1  Security Interest.

(a)  As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of Borrower to Bank and its Affiliates, whether hereunder and under the other Loan Documents, Swap Agreements between Bank or any Affiliate of Bank and Borrower or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank’s Affiliates, Borrower hereby grants to Bank (for itself and its Affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

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(b)  Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank’s options, powers or rights under this Agreement or otherwise arising.

(c)  Bank may at any time and from time to time, with or without notice to Borrower, (i) upon the occurrence and continuance of an Event of Default, transfer into the name of Bank or the name of Bank’s nominee any of the Collateral, (ii) upon the occurrence and continuance of an Event of Default, notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

(d)  Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

9.2  Financing Statements; Power of Attorney. Borrower authorizes Bank at Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower’s signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower’s name and to perform all other acts, at Borrower’s expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Borrower hereby appoints Bank as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations and to any other

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Obligations then outstanding. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Bank therefor.

9.3  Entry. Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises of Borrower for the purposes of either (i) inspecting the Collateral or (ii) following the occurrence of an Event of Default, taking possession of the Collateral and Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises of Borrower where the Collateral may be located.

9.4  Other Rights. Borrower authorizes Bank without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Bank in its sole discretion may determine.

9.5  Accounts. Before or after any Event of Default, Bank may notify any Account Debtor of Bank’s security interest and may direct such Account Debtor to make payment directly to Bank for application against the Obligations. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Obligations as it may determine.

9.6  Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.7  Control. Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank’s security interest under the Code.

10.  Miscellaneous.

10.1  No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

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10.2  Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

10.3  Indemnity By Borrower; Expenses. In addition to all other Obligations, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower’s operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank’s Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations, (whether or not consummated), (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to Borrower under this Agreement, (iii) Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank pursuant to Section 5.5 hereof;(v) any civil penalty or fine assessed by OFAC against Bank or any Affiliate of Bank and all reasonable costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by Bank or such Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or any Swap Agreement or acceptance of Collateral, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower’s or Bank’s interests therein, Bank may make such payment and the amount thereof shall be payable on demand, may at Bank’s option be debited against any Deposit Account of Borrower at Bank or converted to a Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, secured by the Collateral, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.

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10.4  Notices. Any notice or other communication hereunder or under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Bank:	Wachovia Bank, National Association
1339 Chestnut Street
Philadelphia, Pennsylvania 19107
Attn: George Kyvernitis, Vice President
Telecopy: (267) 321-6741

With copy to:	Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
Attention: Steven M. Miller, Esquire
Telecopy: (215) 569-5522

Borrower:	I.C. Isaacs & Company, L.P.
3480 Bank Street
Baltimore, MD 21224
Attn: Chief Financial Officer
Telecopy: (410) 563-1512

With copy to:	Arent Fox PLLC
1675 Broadway
New York, NY 10019
Attn: Steven Dreyer, Esquire
Telecopy: (212) 484-3990

10.5  Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

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10.6  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

10.7  Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

10.8  No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

10.9  Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

10.10  Approvals; Amendments. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Bank and may not be modified in any manner adverse to a provider under any secured or guarantied Swap Agreement without that provider’s prior written consent.

10.11  Participations and Assignments. Bank shall have the right to enter into one or more participation(s) with other lenders with respect to the Obligations and to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents. Upon prior notice to Borrower of such participation or assignment, Borrower shall thereafter furnish to such participant or assignee any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

10.12  Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

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10.13  Integration; Final Agreement. This Agreement and the other loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

10.14  LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

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10.15  WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

SIGNATURES ON FOLLOWING PAGE

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Dated the date and year first written above.

BORROWER:	I. C. ISAACS & COMPANY, L.P. By: I.C. Isaacs & Company, Inc., general partner

By:
Peter J. Rizzo, Chief Executive Officer

BANK:	WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Marcus F. Brown, Vice President

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SCHEDULE OF EXHIBITS

Exhibit	Section Reference	Title
A-1	2.1.2	Revolver Note

Article 4 Exhibits:
4.3	4.3 (“Financial Condition”)	Direct or Contingent Liabilities
4.4	4.4 (“Litigation”)	Litigation
4.9	4.9 (“Location”)	Offices of Borrower
4.14	4.14 (“Corporate Structure”)	Borrower’s Corporate Structure
4.15.	4.15. (“Deposit Accounts”)	Borrower’s and Subsidiaries’ Deposit Accounts
4.16	4.16 (“Environmental”)	Environmental Disclosures
4.17	4.17 (‘ERISA”)	ERISA Disclosures
4.19	4.19 (“Names”)	Names; Mergers; Acquisitions
4.24	4.24 (“Intellectual Property”)	Intellectual Property
4.25(a)	4.25 (“Material Agreements”)	Subordinated Note
4.25(b)	4.25 (“Material Agreements”)	Latitude License Agreement

Article 5 Exhibits:
5.6(a)	5.6(a) (“Periodic Borrowing Base Information”)	Borrowing Base Certificate
5.6(d)	5.6(d) (“Compliance and No Default Certificates”)	Compliance and No Default Certificate

Article 6 Exhibits:
6.1	6.1 (“Debt”)	Scheduled Permitted Debt
6.2	6.2 (“Liens”)	Scheduled Permitted Liens

Exhibit A-1

REVOLVER NOTE

$ _______________	________________, 20_____

FOR VALUE RECEIVED, the undersigned ___________________, organized under the laws of ______________, (“Borrower”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”) at the place and times provided in the Agreement referred to below, the principal sum of $________________ or the principal amount of all Revolver Loans made by Bank from time to time pursuant to that certain Loan and Security Agreement dated as of __________, 20__ (as amended, restated or otherwise modified, the “Agreement”) by and between Borrower and Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Agreement.

The unpaid principal amount of this Revolver Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Agreement and shall bear interest as provided in the Agreement. All payments of principal and interest on this Revolver Note shall be payable to Bank or the holder of this Revolver Note in lawful currency of the United States of America in immediately available funds in the manner and location indicated in the Agreement or wherever else Bank or such holder may specify.

This Revolver Note is entitled to the benefits of, and evidences Obligations incurred under, the Agreement, to which reference is made for a description of the security for this Revolver Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolver Note and on which such Obligations may be declared to be immediately due and payable.

This Revolver Note shall be governed, construed and enforced in accordance with the laws of the _____ of ____________, without reference to the conflicts or choice of law principles thereof.

Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Agreement) notice of any kind with respect to this Revolver Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolver Note under seal as of the day and year first written above.

_________________________________
By ______________________________
Name: ___________________________
Title: ____________________________

EXHIBIT 5.6(d)

COMPLIANCE AND NO DEFAULT CERTIFICATES

In accordance with the terms of the Loan and Security Agreement dated _____________, 2 _____ (the “Loan Agreement”) by and between Wachovia Bank, National Association ____________________ (“Borrower”), I hereby certify that:

1.  I am the ______________________ of Borrower;

2.  The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.  No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

4.  Borrower is in compliance with the Financial Covenant(s) set forth in the Loan Agreement, as demonstrated by the calculations contained in the Covenant Compliance Certificate attached hereto as Schedule 1.

______________________________________
Signature
Name: ________________________________
Title: _________________________________

SCHEDULE 1

COVENANT COMPLIANCE CERTIFICATE

Borrower Name: _________________________________

For the fiscal ________________________ ended ____________________

ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN IN THE LOAN AGREEMENT.

COVENANT            ACTUAL        REQUIRED